Exhibit 99.1

PRESS RELEASE

Jay T. Hilbert Named Chief Sales Officer at RigNet

HOUSTON – November 7, 2016 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of customized systems and solutions serving customers with complex data networking and operational requirements, announced today the appointment of Jay T. Hilbert as Chief Sales Officer. He will be based in Houston and succeeds Hector Maytorena in taking responsibility for the global sales organization and world wide sales efforts.

Prior to joining RigNet, Mr. Hilbert served as Senior Vice President of Business Development and Sales for CommScope Holding Company, Inc., a global provider of wireless solutions focusing on LTE/4G. Prior to his role at CommScope, Mr. Hilbert has served as Senior Vice President of Sales for Cambium Networks, Telmar Network Technology and Somera Communications. His professional career includes experience in engineering, business development, sales and general management. Mr. Hilbert holds a Bachelor’s of Science in Engineering Management from the University of North Dakota.

“We look forward to Jay serving as our Chief Sales Officer and strengthening our commitment to driving commercial success as a leader in digital technology solutions. Having worked closely with Jay in another corporate setting, I am confident that RigNet will strongly benefit from Jay’s professional background and global sales experience,” said CEO and President, Steven Pickett.

Pickett added, “Hector has been instrumental in building RigNet to market leadership in the oil and gas vertical. We thank Hector for his dedication to our success and wish him the very best in his next endeavors.”

About RigNet

RigNet (NASDAQ:RNET) is a leading global provider of customized systems and solutions serving customers with complex data networking and operational requirements. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing, crew welfare, asset monitoring and real-time data services. RigNet is based in Houston, Texas and has operations around the globe.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Media / Investor Relations Contact:

Chip Schneider

Senior Vice President and Chief Financial Officer,

RigNet, Inc.